EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
October 26, 2005	Chief Financial Officer
(304) 424-8704
United Bankshares, Inc. Announces Record Earnings Per Share
for the Third Quarter and First Nine Months of 2005
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings per share for the third quarter and first nine months of 2005. Diluted earnings per share were 59¢ for the third quarter of 2005, which represented a 5% increase from diluted earnings per share of 56¢ for third quarter of 2004. United generated net income of $25.4 million for the third quarter of 2005 as compared to $24.5 million earned in the third quarter of 2004. Diluted earnings per share were $1.73 for the first nine months of 2005, which was also a 5% increase from diluted earnings per share of $1.64 for the first nine months of 2004. Net income for the first nine months of 2005 totaled $74.7 million as compared to $72.3 million for the prior year’s first nine months.
     Diluted earnings per share from continuing operations were 59¢ and $1.73 for the third quarter and first nine months of 2005, respectively. Net income from continuing operations for the third quarter and first nine months of 2005 was $25.4 million and $74.7 million, respectively. Net income from continuing operations for the third quarter and first nine months of 2004 totaled $12.8 million or 29¢ per diluted share and $57.8 million or $1.31 per diluted share, respectively. The results from continuing operations for 2004 included before-tax penalties of $16.0 million for the prepayment of FHLB advances.
     No income from discontinued operations was reported in 2005 as the sale of United’s mortgage banking subsidiary was completed in 2004. Income from discontinued operations for the third quarter of 2004 was $11.8 million or 27¢ per diluted share. Income from discontinued operations for the first nine months of 2004 was $14.4 million or 33¢ per diluted share. The results of discontinued operations for the third quarter and first nine months of 2004 included a before-tax gain of $17.0 million on the sale of United’s mortgage banking subsidiary.
     Net income for the third quarter of 2005 resulted in a return on average assets of 1.55% and a return on average equity of 15.68%, as compared to 1.57% and 15.75%, respectively, for the third quarter of 2004. For the first nine months of 2005, United’s return on average assets was 1.56% while the return on average equity was 15.63% as compared to 1.53% and 15.44%, respectively, for the first nine months of 2004.
     The earnings growth for the third quarter of 2005 from last year’s third quarter was primarily due to increased net interest income. Tax-equivalent net interest income from continuing operations for the third quarter of 2005 was $60.0 million, an increase of $5.1 million or 9% from the third quarter of 2004. This increase in tax-equivalent net interest income from continuing operations was due mainly to a $342.8 million or 6% increase in average earning assets as average loans for the third quarter of 2005 grew $337.0 million or 8%

United Bankshares, Inc. Announces...
October 26, 2005
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over last year’s third quarter. In addition, the average yield on earning assets for the third quarter of 2005 increased 79 basis points from the third quarter of 2004 as a result of higher interest rates. In the third quarter of 2005, the net interest margin was aided by additional interest income of approximately $1.8 million from United’s asset securitization as compared to the third quarter of 2004. Partially offsetting these increases in net interest income for the third quarter of 2005 was an 82 basis point increase in the cost of funds from the third quarter of 2004 due to the higher interest rates. The consolidated net interest margin, which combines the results from continuing and discontinued operations, for the third quarter of 2005 increased 14 basis points to 4.00% from the third quarter 2004 consolidated net interest margin of 3.86%.
     On a linked-quarter basis, United’s tax-equivalent net interest income from continuing operations for the third quarter of 2005 increased $3.6 million or 6% from the second quarter of 2005 due primarily to growth in earning assets of $160.8 million or 3% for the quarter. Average loans grew $95.9 million or 2% for the quarter while the yield on average loans increased 23 basis points. In addition, average investment securities increased $73.4 million or 5% for the quarter while the yield on average investment securities increased 53 basis points due mainly to increased interest income for the quarter of $1.7 million on United’s asset securitization. These increases in net interest income were partially offset by an increase of 25 basis points in the cost of funds. The net interest margin for the third quarter of 2005 of 4.00% was an increase of 12 basis points from the net interest margin of 3.88% for the second quarter of 2005.
     Tax-equivalent net interest income from continuing operations for the first nine months of 2005 was $172.2 million, an increase of $12.5 million or 8% from the prior year’s first nine months as average earning assets increased $334.8 million or 6% due mainly to average loan growth of $353.2 million or 9%. For the nine months ended September 30, 2005, interest income from United’s asset securitization increased $1.8 million from the same period in 2004. In addition, the average yield on earning assets for the first nine months of 2005 increased 53 basis points from the first nine months of 2004 due to higher interest rates. However, as a result of the higher interest rates, the average cost of funds for the first nine months of 2005 increased 57 basis points from the first nine months of 2004. The consolidated net interest margin for the first nine months of 2005 was 3.91%, up 8 basis points from a consolidated net interest margin of 3.83% during the same period last year.
     Noninterest income from continuing operations for the third quarter and first nine months of 2005 decreased $828 thousand or 6% and $1.8 million or 4%, respectively, from the third quarter and first nine months of 2004. The decreases were primarily due to declines in fees from deposit services of $378 thousand or 5% and $2.0 million or 9%, respectively, for the third quarter and first nine months of 2005 as compared to the same periods last year. Fees from mortgage title insurance increased $182 thousand and $487 thousand, respectively, for the third quarter and first nine months of 2005 as compared to the same periods in 2004. Income from bank owned life insurance policies increased $61 thousand and $467 thousand for the third quarter and first nine months of 2005 as compared to last year’s income during the same periods. Revenue from trust and brokerage services for the third quarter of 2005 was relatively flat from the third quarter of 2004, but grew $242 thousand or 3% for the first nine months of 2005 from last year’s first nine months’ revenue. On a linked-quarter basis, noninterest income from continuing operations decreased $323 thousand or 2% from the second quarter of 2005 due mainly to decreased income from bank owned life insurance policies of $439 thousand which more than offset an increase of $214 thousand in fees from deposit services.

United Bankshares, Inc. Announces...
October 26, 2005
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     Noninterest expense from continuing operations for the third quarter and first nine months of 2005 decreased $15.7 million and $15.5 million, respectively from the third quarter and first nine months of 2004. Noninterest expense from continuing operations for the third quarter and first nine months of 2004 included before-tax penalties of $16.0 million for the prepayment of FHLB advances. Otherwise, noninterest expense from continuing operations was relatively flat for the third quarter and first nine months of 2005 as compared to the same periods in 2004. On a linked-quarter basis, noninterest expense from continuing operations for the third quarter of 2005 was also relatively flat from the second quarter of 2005. The efficiency ratio was a low 40.76% and 41.62% for the third quarter and first nine months of 2005, respectively.
     At September 30, 2005, nonperforming loans were $14.7 million or 0.32% of loans, net of unearned income compared to nonperforming loans of $15.5 million or 0.34% of loans, net of unearned income at June 30, 2005 and $10.8 million or 0.24% of loans, net of unearned income at December 31, 2004, respectively. Net charge-offs were $1.6 million and $2.9 million for the third quarter and first nine months of 2005, respectively. One commercial credit accounted for $750 thousand of the $1.6 million charged off during the quarter. Net charge-offs were $1.2 million and $3.0 million for the third quarter and first nine months of 2004. For the quarters ended September 30, 2005 and 2004, the provision for credit losses was $1.9 million and $1.3 million, respectively, while the provision for the first nine months of 2005 was $3.6 million as compared to $3.2 million for 2004. As of September 30, 2005, the allowances for loan losses and lending-related commitments totaled $52.0 million or 1.13% of loans, net of unearned income, as compared to $51.4 million or 1.16% of loans, net of unearned income at December 31, 2004.
     During the third quarter, United’s Board of Directors declared a cash dividend of 26¢ per share. Dividends per share of 78¢ for the first three quarters of 2005 represents a 3% increase over the 76¢ per share paid for the first three quarters of 2004. The annualized dividend for the first three quarters of 2005 equals $1.04 which would represent the 32nd consecutive year of dividend increases for United shareholders.
     United Bankshares, with $6.6 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) Stock Market System under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2005	2004	2005	2004
EARNINGS SUMMARY:
Interest income, taxable equivalent	$92,815	$76,459	$260,003	$224,373
Interest expense	32,832	21,624	87,839	64,739
Net interest income, taxable equivalent	59,983	54,835	172,164	159,634
Taxable equivalent adjustment	3,325	2,666	9,058	8,469
Net interest income	56,658	52,169	163,106	151,165
Provision for credit losses	1,945	1,296	3,560	3,192
Noninterest income	13,036	13,864	39,314	41,128
Noninterest expenses	30,516	46,252	89,834	105,349
Income taxes related to continuing operations	11,784	5,734	34,303	25,937
Income from continuing operations	25,449	12,751	74,723	57,815
Income from discontinued operations before income taxes	—	17,092	—	20,780
Income taxes related to discontinued operations	—	5,299	—	6,333
Income from discontinued operations	—	11,793	—	14,447
Net income	25,449	24,544	74,723	72,262

PER COMMON SHARE:
From continuing operations:
Basic	0.60	0.29	1.75	1.33
Diluted	0.59	0.29	1.73	1.31
From discontinued operations:
Basic	—	0.27	—	0.33
Diluted	—	0.27	—	0.33
Net income:
Basic	0.60	0.56	1.75	1.66
Diluted	0.59	0.56	1.73	1.64
Cash dividends	$0.26	$0.26	0.78	0.76
Book value			15.09	14.59
Closing market price			$34.95	$34.65
Common shares outstanding:
Actual at period end, net of treasury shares			42,246,551	43,220,548
Weighted average- basic	42,383,810	43,319,414	42,648,080	43,503,066
Weighted average- diluted	42,918,552	43,858,149	43,153,673	44,043,491

FINANCIAL RATIOS:
Return on average assets	1.55%	1.57%	1.56%	1.53%
Return on average shareholders’ equity	15.68%	15.75%	15.63%	15.44%
Average equity to average assets	9.87%	9.99%	9.96%	9.94%
Net interest margin	4.00%	3.86%	3.91%	3.83%

	September 30	September 30	December 31	June 30
	2005	2004	2004	2005
PERIOD END BALANCES:
Assets	$6,633,044	$6,289,651	$6,435,971	$6,528,700
Earning assets	6,051,886	5,746,123	5,910,493	5,986,368
Loans, net of unearned income	4,600,406	4,268,214	4,418,276	4,522,577
Loans held for sale	4,826	1,410	3,981	3,232
Investment securities	1,449,778	1,505,763	1,510,442	1,442,407
Total deposits	4,609,732	4,305,060	4,297,563	4,513,941
Shareholders’ equity	637,567	630,572	631,507	636,513